================================================================================

                                                                     Exhibit 3.1



                                 FOURTH RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          GROEN BROTHERS AVIATION, INC.


         Groen Brothers Aviation, Inc., a Utah corporation (the "Corporation") does hereby amend and restate its Second Amended and Third Restated Articles of Incorporation in accordance with the Utah Revised Business Corporation Act.

         1. The name of the Corporation is: Groen Brothers Aviation, Inc.

         2. The Third Restated Articles of Incorporation are hereby further amended as follows:

              A. The Third Restated Articles of Incorporation of this Corporation filed with the Utah Division of Corporations and Commercial Code (the "Division") on October 12, 2004, as amended by the Second Amendment to Third Restated Articles of Incorporation of this Corporation filed with the Division on October 11, 2005 (the "Third Restated Articles of Incorporation") are hereby amended to: change the "Transferability and Forfeiture" of Series A Preferred Stock upon the death or permanent mental incapacity of a holder of Series A Preferred Stock to all shares held by such holder shall be divided equally between the then existing members of the Board of Directors and the holder's survivor(s) (if more than one person, treated collectively in the aggregate as one person).

              B. This amendment to the Third Restated Articles of Incorporation of the Corporation ("Amendment") was adopted by the unanimous written consent of the Corporation's Board of Directors on November 17, 2006. Approval of the Common Shareholders was not required to authorize this Amendment to the Third Restated Articles of Incorporation. In order to effectuate the foregoing, the Third Restated Articles of Incorporation are hereby further amended as follows:

                     (a) By deleting Section 1A(f) of Article III and replacing such section with the following text:

                     (f) Transferability; Forfeiture. No holder of Series A Preferred Stock may, whether voluntarily or involuntarily, sell, pledge, assign or otherwise transfer (collectively, "Transfer") any of his or her shares of Series A Preferred Stock. Any transfer or attempted Transfer of such shares shall be void ab initio. Upon the death or permanent mental incapacity of a holder of Series A Preferred Stock, all shares held by such holder shall be divided equally between the then existing members of the Board of Directors and the holder's survivor(s) (if more than one person, treated collectively in the aggregate as one person). Upon a temporary mental incapacity of a holder of Series A Preferred Stock, all shares will be voted by the remaining holders of Series A Preferred Stock until the end of the temporary incapacity.

         3. The amended Third Restated Articles of Incorporation are hereby restated in their entirety in order to effectuate the foregoing as follows:

                                ARTICLE I - NAME
                                ----------------

         The name of the corporation is Groen Brothers Aviation, Inc. (the "Corporation").

                              ARTICLE II - PURPOSES
                              ---------------------

         The Purpose of the Corporation shall be to conduct any or all lawful business for which corporations may be organized under the Utah Revised Business Corporation Act (the "Revised Act").

                          ARTICLE III - CAPITALIZATION
                          ----------------------------

         1. Seven Hundred Million (700,000,000) shares, having no par value, of which Five Hundred Million (500,000,000) are designated "Common Stock" and Two Hundred Million (200,000,000) are designated "Preferred Stock." Of the authorized shares of Preferred Stock, Fifty Million (50,000,000) shares have been designated as Series A Preferred Stock and Fifty Million (50,000,000) shares have been designated as Series B Preferred Stock. The Common Stock shall have unlimited voting rights, with each share of Common Stock being entitled to one vote. The Corporation's Board of Directors shall have the authority, without shareholder approval, to set the rights, preferences, and privileges relating to the Preferred Stock of the Corporation and take all further actions with respect thereto as may be allowed by Section 602 of the Revised Act.

         Description of Class A Preferred Shares:

         A. Series A Preferred Stock.

         The Corporation shall have a class of Preferred Stock designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and does hereby designate the rights, preferences, privileges and other attributes of the shares of Series A Preferred Stock, as follows:

              (a) Designation and Number of Shares. The Series A Preferred Stock shall consist of 50,000,000 shares of the authorized shares of the Corporation's Preferred Stock, no par value per share.

              (b) Dividends. The Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash or otherwise, and no such dividend shall be paid or declared by the Corporation on the Series A Preferred Stock.

              (c) Voting Rights. The holders of Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws and shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock, voting together as a single class, with each share of Common Stock entitled to one (1) vote per share and each share of Series A Preferred Stock entitled to one hundred (100) votes for each share of Common Stock issuable upon conversion of the Series A Preferred Stock, in each case, as of the record date for such vote or, if no record date is specified, as of the date of such vote.

              (d) Liquidation Rights. No assets of the Corporation shall be distributed to the holders of Series A Preferred Stock upon any liquidation, dissolution, or winding up of the Corporation. For purposes of this paragraph, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease by the Corporation of all or substantially all of its assets, shall be deemed a liquidation, dissolution or winding up of the Corporation.

              (e) Conversion Rights.

                     (1) Subject to compliance with the conditions to conversion set forth in subparagraph (e)(2) below, any holder of Series A Preferred Stock may convert all or any portion of the Series A Preferred Stock held by such holder into a number of shares of Common Stock computed by multiplying the number of shares of Series A Preferred Stock to be converted by the Relevant Number then in effect. The initial "Relevant Number" is one hundred (100) (as the same may be adjusted in accordance with subparagraph (e)(5) below).

                     (2) Notwithstanding anything else herein to the contrary, no holder of Series A Preferred Stock may convert any share of Series A Preferred Stock held by such holder unless such holder pays to the Corporation, together with the surrender of the stock certificate(s) representing the number of shares of Series A Preferred Stock to be converted, a cash amount equal to the Per Share Conversion Price for each share of Common Stock to be issued in connection with such conversion. The initial Per Share Conversion Price is fifty cents ($0.50) (as the same may be adjusted in accordance with subparagraph
(e)(5) below). In addition, the right of the holders of Series A Preferred Stock to convert their shares of Series A Preferred Stock shall be limited to the achievement by the Corporation of the following revenue targets (which will be determined by the Corporation in accordance with its customary accounting practices): Upon the Corporation achieving cumulative "Gross Revenues" of at least (i) thirty million dollars ($30,000,000), the holders of Series A Preferred Stock may convert up to 25% of their respective shares of Series A Preferred Stock; (ii) sixty million dollars ($60,000,000), the holders of Series A Preferred Stock may convert up to 50% of their respective shares of Series A Preferred Stock; (iii) ninety million dollars ($90,000,000), the holders of Series A Preferred Stock may convert up to 75% of their respective shares of Series A Preferred Stock; (ii) one hundred twenty million dollars ($120,000,000), the holders of Series A Preferred Stock may convert up to 100% of their respective shares of Series A Preferred Stock. "Gross Revenues" are defined as consolidated gross revenues reported by the Corporation and its subsidiaries and gross revenues reported by an affiliate or joint venture in which the Corporation or any of its subsidiaries is a participant that derives revenues from the technology developed by the Corporation.

                     (3) Each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the date on which
(i) the certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation and (ii) payment of the Per Share Conversion Price then in effect for each share of Common Stock to be issued in connection with such conversion has been made to the Corporation. At the time any such conversion has been effected, the rights of the holder of the shares converted as a holder of Series A Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                     (4) As soon as possible after a conversion has been effected, the Corporation shall deliver to the converting holder (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified and (ii) a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                     (5) If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Relevant Number in effect immediately prior to such subdivision shall be proportionately increased (and the Per Share Conversion Price shall be proportionately reduced), and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Relevant Number in effect immediately prior to such combination shall be proportionately reduced (and the Per Share Conversion Price shall be proportionately increased).

                     (6) Shares of Series A Preferred Stock, to the extent not converted into Common Shares, will expire seven (7) years from the date they are issued and will be cancelled by the Corporation.

              (f) Transferability; Forfeiture. No holder of Series A Preferred Stock may, whether voluntarily or involuntarily, sell, pledge, assign or otherwise transfer (collectively, "Transfer") any of his or her shares of Series A Preferred Stock. Any transfer or attempted Transfer of such shares shall be void ab initio. Upon the death or permanent mental incapacity of a holder of Series A Preferred Stock, all shares held by such holder shall be divided equally between the then existing members of the Board of Directors and the holder's survivor(s) (if more than one person, treated collectively in the aggregate as one person). Upon a temporary mental incapacity of a holder of Series A Preferred Stock, all shares will be voted by the remaining holders of Series A Preferred Stock until the end of the temporary incapacity.

         B. Series B 15% Cumulative Non-Voting Preferred Stock.

         The Corporation shall have a series of Preferred Stock designated as "Series B 15% Cumulative Non-Voting Preferred Stock" (the "Series B Preferred Stock") and does hereby designate the rights, preferences, privileges and other attributes of the shares of Series B Preferred Stock, as follows:

              (a) Designation and Number of Shares. The Series B Preferred Stock shall consist of 50,000,000 shares of the authorized and unissued shares of the Corporation's Preferred Stock, no par value per share.

              (b) Dividends.

                     (1) The annual rate of dividends on each share of Series B Preferred Stock shall be 15% of its Stated Value. "Stated Value" means $1,000 per share of Series B Preferred Stock or such higher number as may be in effect pursuant to the adjustment provisions set forth below in this subparagraph
(b)(1). Such dividends, at the Corporation's option, may be paid in cash or in kind in equal quarterly payments (as nearly as reasonably may be possible) for each quarterly dividend period. Dividends payable on the Series B Preferred Stock for any period more than or less than a full quarterly dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall begin to accrue on shares of the Series B Preferred Stock commencing on the earlier of the day of issuance of the shares in question and the date upon which payment for such shares was reflected on the Corporation's books, and shall be payable, out of funds legally available for the payment of dividends, on March 31, June 30, September 30 and December 31 of each year (each such date being called a "Dividend Payment Date") with respect to the period ending on the Dividend Payment Date. Each such dividend shall be paid to the holders of record of shares of the Series B Preferred Stock as they appear in the stock records of the Corporation on the close of business on the date that is 20 days preceding the relevant Dividend Payment Date. Accumulated but unpaid dividends for any past quarterly dividend periods shall be cumulative and shall be added to the Stated Value for purposes of subsequent quarterly dividend calculations. However, the Stated Value shall revert to $1,000 per share upon payment of such accumulated and unpaid dividend. Accumulated but unpaid dividends may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on the close of business on the date specified by the Board of Directors at the time such dividend is declared; provided, however, that such date shall not be more than 30 nor less than 10 days preceding the payment date thereof.

                     (2) So long as any shares of the Series B Preferred Stock are outstanding, no dividends or distributions shall, for any period, be declared, paid or set apart for payment, and no other distribution shall be made on any other class or series of the Corporation's capital stock, and no shares of any other class or series of the Corporation's capital stock shall be redeemed, purchased or otherwise acquired by the Corporation for any consideration (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends, redemptions and liquidation rights,) unless full cumulative dividends have been or contemporaneously are declared and paid on the Series B Preferred Stock in cash or in kind for all dividend payment periods terminating on or prior to the date of payment of such dividends (and a cash sum or in kind amount, sufficient for payment of the dividends due and owing to such holders on the next succeeding Dividend Payment Date is set aside for such payment).

              (c) Voting Rights. The holders of the Series B Preferred Stock shall have no voting rights with regard to shares of the Series B Preferred Stock, other than those voting rights otherwise provided herein and voting rights provided under applicable laws.

              (d) Liquidation Rights.

                     (1)   Subject  to  the  rights  of   creditors,   upon  the
dissolution, liquidation or winding up of the Corporation (a "Liquidation Event"), the holders of shares of Series B Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on any other class or series of the Corporation's capital stock, an amount in cash, equal to the Stated Value of the Series B Preferred Stock plus all accrued but unpaid dividends thereon to the date of final distribution.

                     (2) For the purposes of this paragraph (d), a Liquidation Event shall be deemed to include (a) any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock or Common Stock Equivalents (as hereinafter defined) by the Corporation or any holders thereof which results in any person or "group" of persons obtaining "beneficial ownership" (as the terms "group" and "beneficial ownership" are defined and interpreted under the Securities Exchange Act of 1934) of more than 50% of the Common Stock outstanding on a fully-diluted basis at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances, but only to the extent that any such transaction or series of transactions concludes after June 30, 2002, (b) any sale or transfer of more than 50% of the assets of the Corporation and its subsidiaries on a consolidated basis (measured by book value in accordance with generally accepted accounting principles consistently applied) in any transaction or series of related transactions, or (c) any merger or consolidation to which the Corporation is a party, except for a merger in which the holders of the Corporation's outstanding capital stock immediately prior to the merger continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors. "Common Stock Equivalents" means securities directly or indirectly convertible into or exchangeable for shares of Common Stock.

                     (3) After the payment to the holders of shares of the Series B Preferred Stock of the full preferential amounts provided for in this paragraph (d), the holders of the Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                     (4) In the event the assets of the Corporation available for distribution to the holders of shares of the Series B Preferred Stock upon a Liquidation Event are insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph (d), no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation.

              (e) Mandatory Redemption.

                     (1) On the first to occur of (i) January 1, 2007, (ii) a Liquidation Event, or (iii) the date that is six (6) months following the date in which the Corporation or any one or more of its Affiliate(s) receives aggregate cash proceeds from one or more Financing Transactions (as defined below) in excess of fifty million dollars ($50,000,000) (the "Maturity Date"), the Corporation shall be obligated to redeem all issued and outstanding shares of Series B Preferred Stock from the holders thereof. For each share of Series B Preferred Stock, the Corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Series B Preferred Stock) an amount in cash equal to the Stated Value of such share (plus all accrued and unpaid dividends thereon) (the "Redemption Price"). The Redemption Price must be paid, in cash, within three (3) business days following the Maturity Date. In addition, if the Corporation or an Affiliate engages in one or more Financing Transactions at any time after the effective date hereof in which the proceeds paid to the Corporation or any Affiliate(s) (taken together with the proceeds of any prior Financing Transaction that occurs after the effective date hereof) exceed twenty million dollars ($20,000,000) in the aggregate (such cumulative amount, the "Aggregate Proceeds"), then the Corporation will be required to redeem, on the date that is six (6) months following the closing date of such relevant Financing Transaction, a percentage of the then outstanding shares of Series B Preferred Stock (the "Base Number of Outstanding Shares") equal to the quotient determined by dividing the Aggregate Proceeds by $50,000,000. On the date that is six (6) months following each subsequent occasion on which the Corporation or any Affiliate(s) receives proceeds from a Financing Transaction (but in no event later than the Maturity Date), the Corporation shall be required to redeem a number of additional shares of Series B Preferred Stock equal to a percentage of the Base Number of Outstanding Shares, where such percentage shall equal the quotient determined by dividing the amount of such additional proceeds by $50,000,000. For example, (A) if the Aggregate Proceeds are $21,000,000 and the Base Number of Outstanding Shares is 20,000, then the Corporation will be required to redeem 8,400 shares of Series B Preferred Stock (42% of the Base Number of Outstanding Shares) and (B) if the Corporation or an Affiliate subsequently receives an additional $10,000,000 from a Financing Transaction, then the Corporation will be required to redeem an additional 4,000 shares of Series B Preferred Stock (an additional 20% of the Base Number of Outstanding Shares). All such partial redemptions shall be made in cash and shall be effected pro rata among the holders of the Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by such holders. "Financing Transaction" means debt, equity, stock purchase, asset purchase, license, tender offer, merger or other transaction involving the assets, securities or shareholders of the Corporation; provided that any such transaction in which (i) the aggregate proceeds paid to the Corporation, its shareholders or their respective Affiliates is less than $3,000,000 and (ii) the purchaser, acquirer, lender, licensee or other contracting party is not an Affiliate of any other person or entity who has, at any time, engaged in a Financing Transaction of any dollar amount or value with the Corporation, its shareholders or their respective Affiliates shall not be considered a Financing Transaction for purposes hereof.

              (2) Dividends After Redemption Date. No share of Series B Preferred Stock shall be entitled to any dividends accruing after the date on which the Redemption Price is paid to the holder of such share of Series B Preferred Stock. On such date, all rights of the holder of such share shall cease with respect to such share and such share of Series B Preferred Stock shall no longer be deemed to be issued and outstanding.

              (f) Optional Redemption Following an Event of Default.

                     (1) If an Event of Default (as defined below) has occurred, all of the Series B Preferred Stock then held by a holder shall, at the option of such holder, be subject to redemption by the Corporation upon written notice from such holder to the Corporation. The Corporation shall be obligated, no later than the third business day following receipt of such notice of redemption, to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing the redeemed shares) an amount in cash equal to the aggregate Redemption Price of such shares. If the funds of the Corporation legally available for redemption are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available therefor shall be used to redeem the maximum possible number of shares pro rata among the holders. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares, such funds shall immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem but which it has not redeemed.

                     (2) In furtherance and not in limitation of the foregoing, if any Event of Default has occurred, each holder of Series B Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

                     (3) Each of the following shall constitute an "Event of Default" for purposes hereof:

                            (i) the  Corporation  breaches or otherwise fails to
perform or observe any covenant or agreement set forth herein or in either of the Securities Exchange Agreements (as defined below) for the benefit of the holders of Series B Preferred Stock and such breach or failure to perform or observe such covenant or agreement is not cured by the Corporation within 30 days after written notice of such breach or failure is delivered to the Corporation by any holder of Series B Preferred Stock. "Securities Exchange Agreements" means (i) that certain Securities Exchange Agreement, dated as of February 4, 2002 among the Corporation, Epsilon Global Active Fund, Ltd. and
Epsilon Global Active Fund, L.P and (ii) that certain Securities Exchange Agreement, dated as of February 4, 2002, among the Corporation and Capital Strategies Fund Ltd.; or

                            (ii) any representation or warranty contained in the
Securities Exchange Agreements is false or misleading in any respect on the date made or reaffirmed.

                     (4) Dividends After Redemption Date. No share of Series B Preferred Stock shall be entitled to any dividends accruing after the date on which the Redemption Price is paid to the holder of such share of Series B Preferred Stock. On such date, all rights of the holder of such share shall cease with respect to such share and such share of Series B Preferred Stock shall no longer be deemed to be issued and outstanding.

              (g) Ranking. All capital stock of any class or series of the Corporation shall be deemed to rank junior to shares of the Series B Preferred Stock as to dividends, redemptions and upon liquidations, (i) unless the express terms of such class or series of capital stock specify that such stock is senior to or on parity with the Series B Preferred Stock and (ii) the terms of such capital stock are approved in writing by at least eighty percent (80%) in number of the shares of the Series B Preferred Stock then issued and outstanding, voting separately as a class.

              (h) Consent of Series B Preferred Stockholders Required. So long as any shares of the Series B Preferred Stock remain outstanding, the Corporation shall not, without obtaining the prior written consent of the holders of at least eighty percent (80%) in number of the shares of the Series B Preferred Stock then issued and outstanding, voting separately as a class, (i) adopt any amendment or supplement to its Articles of Incorporation or take any other action which would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to adversely affect the holders thereof, (ii) issue any additional shares of Series B Preferred Stock, (iii) create, authorize or issue (or permit any subsidiary to create, authorize or issue) any other class or series of capital stock of the Corporation or any subsidiary ranking senior to or on parity with the Series B Preferred Stock with respect to dividend rights, redemption rights or rights upon dissolution, liquidation or winding up of the Corporation, (iv) except as provided below, incur or issue (or permit any subsidiary to incur or issue) any Debt (as hereinafter defined), (v) use the proceeds of any Debt for other than (1) general working capital purposes, (2) capital expenditures, (3) repayment of short-term Debt or (4) the refinance of existing Debt on terms more favorable to the Corporation, or (vi) make any capital expenditures that exceed $300,000, either singularly or in any series of related expenditures, without giving each holder of Series B Preferred Stock prior written notice of such capital expenditure (such notice to include a detailed description of the business purpose for making such expenditure). Nothwithstanding subsection (h) (v) above, in no event shall the proceeds of any Debt be used to (i) pay any amounts associated with the Officers Deferred Salary Compensation Plan or (ii) repay Debt due to an officer, director or any "Affiliate" of either of such persons, other than repayment of Debt associated with either short term Debt that was used by the Corporation for its working capital requirements or accrued expenses or unpaid wages (excluding amounts associated with the Officers Deferred Salary Compensation Plan). "Debt" means (a) all indebtedness of the Corporation or any of its subsidiaries for borrowed money (but does not include those amounts associated with "advance deposits" on the sale of the Corporation's products or those amounts associated with the Corporation's Officers Deferred Salary Compensation Plan or accrued payroll and payroll related expenses or unpaid director's fees, whether or not represented by a note), (b) all obligations of the Corporation or any of its subsidiaries for the deferred purchase price of property or services, (c) all obligations of the Corporation or any of its subsidiaries evidenced by notes, bonds, debentures or other similar instruments,
(d) all indebtedness of the Corporation or any of its subsidiaries which, pursuant to any contract, agreement, warrant or option may be converted into equity securities of the Corporation, (e) all obligations of the Corporation or any of its subsidiaries created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Corporation or any of its subsidiaries, (f) all obligations of the Corporation or any of its subsidiaries as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of the Corporation or any of its subsidiaries in respect of acceptances, letters of credit or similar extensions of credit, (h) all obligations of the Corporation or any of its subsidiaries in respect of any hedge agreements, (I) all Debt of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by the Corporation or any of its subsidiaries, or in effect guaranteed directly or indirectly by the Corporation or any of its subsidiaries through an agreement
(1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above secured by (or for which holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by the Corporation or any of its subsidiaries, even though the Corporation or any of its subsidiaries has not assumed or become liable for the payment of such Debt. Notwithstanding clause (iv) of this Section B(h) (but subject to clauses (v) and (vi) of this Section (B)(h)), the Corporation may incur up to $18,500,000 of Debt without the consent of the holders of the Series B Preferred Stock. "Affiliate" means a person, trust or entity, controlling, controlled by, or under common control with another person, trust or entity. Officers Deferred Salary Compensation Plan shall mean that plan titled "Officers Deferred Salary Compensation Plan" as adopted by the Corporation on October 2, 2003.

              (i) Payments Due on Saturday, Sunday or Legal Holidays. In case a Dividend Payment Date for the Series B Preferred Stock shall be a Saturday or Sunday, the payment of any dividend on the Series B Preferred Stock need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on such Dividend Payment Date.

              (j) Company's Election to Redeem. The Company shall have the right, upon not less than ten (10) days prior written notice to each holder of Series B Preferred Stock specifying (A) the number of shares of Series B Preferred Stock to be redeemed from such holder, (B) the date on which such redemption is to occur and (C) the aggregate redemption price to be paid to such holder on such redemption date, to redeem any or all of the shares of Series B Preferred Stock held by such holder; provided, however, that any such redemption: (i) must be made for a whole number of shares; (ii) must, if the number of shares of Series B Preferred Stock to be redeemed is less than the entire number of then issued and outstanding shares of Series B Preferred Stock, reduce the aggregate outstanding Stated Value of all then outstanding shares of Series B Preferred Stock by at least Five Hundred Thousand Dollars ($500,000); and (iii) must be made pro rata among the holders of the then issued and outstanding shares of Series B Preferred Stock based upon the number of shares held by such holders. The price at which each share of Series B Preferred Stock may be redeemed pursuant hereto shall be the Redemption Price thereof.

                          ARTICLE IV - REGISTERED AGENT
                          -----------------------------

         The address of the registered office of the Corporation is 2640 W. California Ave., Salt Lake City, Utah 84104. The name of the registered agent of the Corporation at that address is David L. Groen.

                      ARTICLE V - LIMITATIONS OF LIABILITY
                      ------------------------------------

         To the fullest extent permitted by Section 841 of the Revised Act, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for: (i) the amount of a financial benefit received by a director to which such director is not entitled; (ii) an intentional infliction of harm on the Company or the shareholders; (iii) a violation of Section 842 of the Revised Act; or (iv) an intentional violation of criminal law. If the laws of the State of Utah are amended after the adoption of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the laws of the State of Utah, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

         3. This restatement contains an amendment.

         4. This restatement was approved by the Board of Directors by Action by Written Unanimous Consent dated November 17, 2006. Shareholder action was not required pursuant to Utah Code Annotated ss.16-10a-1007(1).


         IN WITNESS WHEREOF, the undersigned has executed this Amendment and Fourth Restated Articles of Incorporation of the Corporation as of the 17th day of November, 2006.

                                         GROEN BROTHERS AVIATION, INC.



                                         By:/s/ David L. Groen
                                            ------------------
                                               DAVID L. GROEN,
                                               President & CEO

--------------------------------------------------------------------------------